SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CIENA Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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CIENA CORPORATION

1201 Winterson Road
Linthicum, Maryland 21090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 10, 2004

To the Stockholders of CIENA Corporation:

      The 2004 Annual Meeting of Stockholders of CIENA Corporation will be held at the BWI Airport Sheraton Hotel, 7032 Elm Road, Baltimore, Maryland, on Wednesday, March 10, 2004 at 3:00 p.m. for the following purposes:

1. To elect three (3) members of the Board of Directors to serve for three-year terms as Class I directors and until their respective successors are elected and qualified.

2. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in the enclosed stamped envelope. If you elected to receive the 2004 Proxy Statement and Annual Report electronically over the Internet, you will not receive a paper proxy card and should vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account, and you did not elect to receive the materials through the Internet, you may be eligible to vote your proxy electronically or by telephone. Please refer to the proxy statement for instructions.

By Order of the Board of Directors

Russell B. Stevenson, Jr.
Secretary

Linthicum, Maryland

January 28, 2004

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held March 10, 2004

January 28, 2004

      This Proxy Statement is being furnished to stockholders of CIENA Corporation (the “Corporation”), 1201 Winterson Road, Linthicum, Maryland 21090, in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders to be held at the BWI Airport Sheraton Hotel, 7032 Elm Road, Baltimore, Maryland, on Wednesday, March 10, 2004 at 3:00 p.m. Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card or, if applicable, to vote electronically via the Internet or by telephone. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

Record Date and Voting Rights

      Holders of the Corporation’s Common Stock are the only security holders of the Corporation entitled to vote at the Annual Meeting. Only stockholders of record on January 20, 2004 will be entitled to vote at the meeting. At the close of business on January 20, 2004, there were 476,185,987 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting, and there were 2,422 stockholders of record. Each stockholder of record on January 20, 2004 will have one vote for each share held of record on that date.

Vote Required for a Quorum and to Approve the Proposals

      The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the meeting (in person or by proxy). Stockholders may not cumulate votes in the election of directors, and appraisal rights for dissenting stockholders are not applicable to the matters proposed. Unless otherwise indicated, executed proxies will be voted for the election of the three Directors nominated by management.

      Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. However, abstentions and broker non-votes will be treated as neither a vote “for” nor a vote “against” the matter for purposes of determining whether the proposal has been approved, and thus will have no effect on the outcome.

      The persons named as proxies are officers of the Corporation. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.

      If you hold shares through a broker, bank or other nominee and you do not instruct them how to vote, your broker may have authority to vote your shares.

Recommendations of the Board of Directors

      The Corporation’s Board of Directors recommends that stockholders vote:

•	“FOR” each of the nominees for the Board of Directors listed below.

Voting Electronically via the Internet or by Telephone

      If your shares are registered in the name of a bank or a brokerage firm, and you have elected to receive your Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the

Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communications Services online program. This program provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide instructions. Eligible stockholders who elected to receive the 2004 Proxy Statement and Annual Report on the Internet will be receiving an e-mail on or about January 29, 2004 with information on how to access stockholder information and instructions for voting.

Proxy Solicitation and Expenses

      The Corporation will bear the cost of soliciting proxies. The Corporation has retained the services of The Altman Group, for a fee of $1,375 and reimbursement of reasonable out of pocket expenses, to assist in the solicitation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation’s Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other management employees of the Corporation, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, personal interview, and telephone.

PROPOSAL NO. 1

Election of Directors

General

      The Board of Directors currently consists of nine members. The directors are divided into three classes, each class consisting of three directors and each class serving for a staggered three-year term. Class I, whose term expires at the Annual Meeting, consists of Dr. Nettles, Mr. Dillon and Ms. Fitt; Class II, whose term expires in 2005, consists of Ms. O’Brien and Messrs. Cash and Smith; and Class III, whose term expires in 2006, consists of Messrs. Bradley, Davis and Taylor. At the Annual Meeting, three directors will be elected to fill positions in Class I. Dr. Nettles, Mr. Dillon and Ms. Fitt are nominees for election at the meeting. Each of the nominees for Class I, if elected, will serve for a term expiring at the 2007 Annual Meeting of stockholders.

      Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named as nominees. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or declines to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

      The following table presents information concerning persons nominated for election as directors of the Corporation and for those directors whose terms of office will continue after the meeting.

Nominees for Election as a Director for Terms Expiring in 2007

Patrick H. Nettles, Ph.D.	Executive Chairman of the Board of Directors of the Corporation since May 2001. From October 2000 to May 2001, Dr. Nettles, age 60, was Chairman of the Board and Chief Executive Officer of the Corporation, and he was President, Chief Executive Officer and Director of the Corporation from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and also serves on the Advisory Board to the President at Georgia Institute of Technology. Dr. Nettles also serves on the board of directors of Axcelis Technologies, Inc.

John R. Dillon	Director of the Corporation since October 1999. Mr. Dillon, age 62, has served in a variety of positions at The Coca-Cola Company, Scientific-Atlanta, Inc. and Fuqua National. Mr. Dillon joined Cox

Enterprises in 1980 and, until his retirement in 1996, served as Senior Vice President, Chief Financial Officer and director. Mr. Dillon serves as the Chairperson of the Audit Committee of the Board of Directors.

Lawton W. Fitt	Director of the Corporation since November 2000. Ms. Fitt, age 50, was appointed Secretary (Chief Executive) of the Royal Academy of Arts in London in October 2002. Responsible for the day to day operation of the Royal Academy, she is the first woman and the first American to have been appointed Secretary in the Academy’s history. Prior to her appointment, Ms. Fitt was an investment banker with Goldman Sachs & Co. from 1979 to October 2002, where she was a partner from 1994 and a managing director from 1996 to October 2002. Ms. Fitt is a trustee of the Darden School Foundation. Ms. Fitt serves on the Audit Committee of the Board of Directors.

Directors Continuing in Office

Gary B. Smith	Chief Executive Officer of the Corporation since May 2001; President, Chief Operating Officer and Director since October 2000; and Senior Vice President, Chief Operating Officer from August 1999 to October 2000. Mr. Smith, age 43, served as Senior Vice President Worldwide Sales from September 1998 to August 1999, and was previously Vice President of International Sales since joining the Corporation in November 1997. He serves on the board of directors for the American Electronics Association and as a commissioner for the Global Information Infrastructure Commission. His term as a Director expires in 2005.

Stephen P. Bradley, Ph.D.	Director of the Corporation since April 1998. Professor Bradley, age 62, is the William Ziegler Professor of Business Administration and the Chairman of the Program for Management Development at the Harvard Business School. A member of the Harvard faculty since 1968, Professor Bradley is also Chairman of Harvard’s Executive Program in Competition and Strategy. Professor Bradley serves on the Audit Committee and the Governance and Nominations Committee of the Board of Directors. His term as a Director expires in 2006.

Harvey B. Cash	Director of the Corporation since April 1994. Mr. Cash, age 65, is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California that he joined in 1985. Mr. Cash serves on the board of directors of i2 Technologies Inc., Silicon Laboratories, Inc., Microtune, Inc., Liberté Investors Inc., and Airspan Networks, Inc. In addition, he is a member of the boards of several private corporations. Mr. Cash serves on the Compensation Committee and as the Chairperson of the Governance and Nominations Committee of the Board of Directors. Mr. Cash also serves as the lead outside director of the Board of Directors. His term as a Director expires in 2005.

Don H. Davis, Jr.	Director of the Corporation since March 2002. Mr. Davis, age 64, has been Chairman and CEO of Rockwell Automation, Inc. since 1998. (Rockwell International Corporation changed its name to

Rockwell Automation, Inc. on June 29, 2001.) Effective February 4, 2004, Mr. Davis will leave his position as CEO, but will continue in his role as Chairman of Rockwell Automation. He previously served as Executive Vice President, President and COO, and Chairman and CEO of Rockwell International. In addition to the Rockwell Automation board, Mr. Davis serves on the boards of Illinois Tool Works, Inc. and Apogent Technologies Inc. He is also a member of the Business Council, the Business Roundtable, and The Conference Board. He is also a past chairman of the Board of Governors of the National Electrical Manufacturers Association, Washington, DC. Mr. Davis serves on the Compensation Committee of the Board of Directors. His term as a Director expires in 2006.

Judith M. O’Brien	Director of the Corporation since July 2000. Since February 2001, Ms. O’Brien, age 53, has been a Managing Director at Incubic LLC, a venture capital firm in Mountain View, California. From 1984 until 2001, she was a partner with Wilson Sonsini Goodrich & Rosati, where she specialized in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien serves on the Governance and Nominations Committee and as the Chairperson of the Compensation Committee of the Board of Directors. Her term as a Director expires in 2005.

Gerald H. Taylor	Director of the Corporation since January 2000. Mr. Taylor, age 62, serves as a Managing Member of Mortonsgroup, LLC and serves on the board of directors of Lafarge North America Inc. From 1996 to 1998, Mr. Taylor was Chief Executive Officer of MCI Communications Corporation. Mr. Taylor serves on the Compensation Committee of the Board of Directors. His term as a Director expires in 2006.

Board and Board Committee Information

      The Board has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees of the Corporation, all of its members are “independent directors” as that term is defined in the listing standards of the Nasdaq Stock Market.

      The Board welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Stockholders may send written communications to the entire Board or to individual members, addressing them to CIENA Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. Communications by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field.

      During fiscal 2003, the Board of Directors held five regular and three special meetings. The Board of Directors currently has three standing committees, each consisting entirely of independent directors: the Audit Committee, which held four meetings during fiscal 2003; the Compensation Committee, which held six meetings during fiscal 2003; and the Governance and Nominations Committee, which held four meetings during fiscal 2003. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served. Six members of the Board of Directors attended the Corporation’s 2003 Annual Meeting. The Corporation encourages, but does not require, members of the Board of Directors to attend Annual Meetings. Each of the three standing committees of the Board has a written charter, copies of which can be found on the Corporation’s website at www.ciena.com.

          Audit Committee

      The Corporation’s Audit Committee in fiscal 2003 consisted of Professor Bradley, Mr. Dillon and Ms. Fitt. The Board has determined that Mr. Dillon is an “audit committee financial expert” as defined in Item 401 of Regulation S-K.

      Among its responsibilities, the Audit Committee appoints and establishes the compensation for the Corporation’s independent public accountants, approves in advance all engagements with them to perform non-audit services, reviews and approves the procedures used by the Corporation to prepare its periodic reports, reviews and approves the Corporation’s critical accounting policies, discusses the plans and reviews results of the audit engagement with the independent public accountants, reviews the independence of the independent public accountants, and oversees the Corporation’s accounting processes including the adequacy of its internal accounting controls. To assist it in carrying out its responsibilities, the Audit Committee is authorized to retain the services of independent advisors.

          Compensation Committee

      The Corporation’s Compensation Committee in fiscal 2003 consisted of Ms. O’Brien and Messrs. Cash, Davis and Taylor. Mr. Davis was elected to serve on the Committee in August, 2003.

      The Compensation Committee advises and assists management in developing the Corporation’s overall compensation strategy to assure that it promotes stockholder interests, supports the Corporation’s strategic and tactical objectives, and provides for appropriate rewards and incentives for the Corporation’s management and employees. As part of that responsibility, the Committee reviews and approves the structure of the Corporation’s bonus plans and administers the Corporation’s stock option plans. To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors.

      At the end of each fiscal year, the Compensation Committee evaluates the performance of the Executive Chairman and the Chief Executive Officer and establishes their compensation for the next fiscal year. The Compensation Committee also reviews with the Chief Executive Officer the performance of the other executive officers and approves their compensation for the next fiscal year. Finally, the Compensation Committee establishes the corporate goals under the bonus plan and, on occasion, determines whether there are reasons to waive aspects of those goals that were not achieved.

          Governance and Nominations Committee

      The Corporation’s Governance and Nominations Committee in fiscal 2003 consisted of Ms. O’Brien and Messrs. Bradley and Cash. The Committee reviews, develops and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Corporation’s governance processes and procedures. It also recommends candidates for election to fill vacancies on the Board, including renominations of members whose terms are due to expire. The Committee is also responsible for making recommendations to the Board regarding the compensation of its non-employee members.

      In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to the needs of the Corporation. In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board, the Committee determines whether the incumbent director is willing to stand for re-election. If so, the Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Corporation’s business. In addition, the Committee considers recommendations for nomination from any reasonable source, including officers, directors and stockholders of the Corporation according to the foregoing standards. When appropriate, the Committee may retain executive recruitment firms to assist in identifying suitable candidates. Persons who wish to suggest potential nominees may address their suggestions in writing to CIENA Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

Directors’ Fees

      Non-employee members of the Board of Directors receive $1,500 for participation in each regular meeting of the Board of Directors and $1,000 for each committee meeting, and the chairs of each committee receive a supplemental fee of $500 for each committee meeting. In addition, non-employee members of the Board of Directors also receive an annual retainer of $20,000 paid quarterly. The Corporation reimburses each non-employee member of the Board of Directors for out-of-pocket expenses incurred in connection with attendance at meetings.

      Under the Corporation’s 1996 Outside Directors Stock Option Plan (the “Directors Plan”), non-employee Directors are eligible to receive stock options in consideration for their services. The Directors Plan provides that each non-employee Director receives an option grant for 60,000 shares of Common Stock upon joining the Board of Directors and an annual option grant for 20,000 shares of Common Stock at each Annual Meeting. Directors who have not served for at least twelve months as of the date immediately following the date of the last Annual Meeting receive a pro-rata annual option grant. The exercise price of options granted under the Directors Plan is equal to the fair market value of the Common Stock on the date of grant. Initial grants under the Directors Plan vest over a period of three years and annual grants vest in full on the first anniversary of the date of grant. Options generally must be exercised within ten years.

      At the Annual Meeting held on March 12, 2003, each of the non-employee directors received an annual option grant to purchase 20,000 shares of Common Stock under the Directors Plan, each with an exercise price of $4.48 per share.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote “FOR” the election of the nominees listed above.

OWNERSHIP OF SECURITIES

      The following table sets forth certain information as of December 31, 2003, unless otherwise specified, with respect to the beneficial ownership of the Corporation’s Common Stock by each person who is known to the Corporation to have beneficial ownership of more than 5% of the outstanding shares of Common Stock, each director, the Corporation’s Chief Executive Officer, the Named Executive Officers (as defined in the Summary Compensation Table below), and all directors and executive officers of the Corporation as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Class

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109 (2)	50,772,827	10.67%
Citigroup Inc.
399 Park Avenue
New York, New York 10043 (3)	28,275,676	5.94%
Patrick H. Nettles, Ph.D.	4,704,557	*
Gary B. Smith	1,206,582	*
Stephen B. Alexander	676,279	*
Steve W. Chaddick	1,102,162	*
Joseph R. Chinnici	747,506	*
Stephen P. Bradley, Ph.D.	246,344	*
Harvey B. Cash (4)	495,242	*
Don H. Davis, Jr.	26,667	*
John R. Dillon	137,172	*
Lawton W. Fitt	126,120	*
Judith M. O’Brien	148,826	*
Gerald H. Taylor	128,474	*
All officers and directors as a group (20 Persons)	11,697,883	2.42%

*	Represents less than 1%.

(1)	The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after December 31, 2003 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based solely on Schedule 13G/ A filed by FMR Corp. on December 10, 2003. Based on such Schedule 13G/ A, Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109, an affiliate of FMR Corp., is the beneficial owner of 35,962,211 shares or 7.56% of the Class.

(3)	Based solely on Schedule 13G filed jointly by Citigroup Inc. and Salomon Smith Barney Holdings Inc. on February 13, 2003. Based on such Schedule 13G, Salomon Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013, an affiliate of Citigroup Inc., is the beneficial owner of 27,438,532 shares or 5.77% of the Class.

(4)	Includes 221,486 shares of Common Stock owned by InterWest Partners VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of InterWest Partners VI, L.P., and 7,022 shares owned by InterWest Investors VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of InterWest Investors VI, L.P. Mr. Cash disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein. Mr. Cash has direct ownership of 201,484 shares of Common Stock, including 145,000 shares owned by the Harvey B. Cash self-directed IRA and 2,691 shares owned by InterWest Management Profit Sharing Retirement Plan FBO Harvey B. Cash.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth the compensation information for the Corporation’s fiscal years ended October 31, 2001, 2002 and 2003 for the Corporation’s Chief Executive Officer and the other four highest-paid executive officers whose salary and bonus for fiscal 2003 were in excess of $100,000 (collectively referred to as the “Named Executive Officers”).

					Long-Term
					Compensation

					Awards

		Annual Compensation			Securities
					Underlying	All Other
	Year	Salary	Bonus		Options	Compensation

Patrick H. Nettles	2003	$300,000	$—		450,000	$17,785	(1)
Executive Chairman of	2002	561,538	—		—	7,611
the Board of Directors	2001	700,000	700,000		348,425	2,412
Gary B. Smith	2003	$650,000	$—		700,000	$6,002	(1)
President, Chief Executive Officer	2002	650,000	3,000,000	(2)	700,000	3,278
and Director	2001	569,231	575,000		992,225	561
Stephen B. Alexander	2003	$300,000	$—		300,000	$1,110	(1)
Senior Vice President,	2002	300,000	—		375,000	690
Chief Technology Officer	2001	278,461	140,000		509,600	1,207
Steve W. Chaddick	2003	$300,000	$—		250,000	$1,812	(1)
Senior Vice President,	2002	300,000	—		250,000	690
Corporate Strategy and Marketing	2001	286,538	143,750		280,450	1,207
Joseph R. Chinnici	2003	$350,000	$—		300,000	$10,770	(1)
Senior Vice President, Finance	2002	350,000	—		250,000	7,901
and Chief Financial Officer	2001	349,038	168,750		219,350	928

(1)	Includes the following, as applicable:

(a)	life insurance premiums paid by the Corporation on behalf of all employees, including the Named Executive Officers, for term life insurance coverage equal to two times the individual’s annual salary and bonus, up to a maximum of $500,000;

(b)	life insurance premiums paid by the Corporation on behalf of Mr. Smith pursuant to a supplemental term life insurance policy held by Mr. Smith;

(c)	long-term disability premiums paid by the Corporation on behalf of Dr. Nettles and Messrs. Smith and Chinnici pursuant to long-term disability insurance policies held by those individuals;

(d)	the annual cost of the death benefit for Messrs. Smith and Chinnici under the Corporation’s Management Deferred Compensation Plan, pursuant to which participants may receive a death benefit of up to 15% of the first year of compensation deferrals; and

(e)	fees received by Mr. Chinnici as a director of two of the Corporation’s wholly-owned subsidiaries, CIENA Properties, Inc. and MultiWave Investment, Inc., for participation in regular meetings of the board of directors of those entities.

(2)	In August 1999, when Mr. Smith was Senior Vice President of Worldwide Sales, in order to induce him to remain with the Corporation, the Corporation entered into an agreement with him that provided that if he remained in the Corporation’s employ until at least August 18, 2002, he would be paid an incentive bonus of $3,000,000. The Corporation fulfilled its obligation under this agreement by paying Mr. Smith $3,000,000 on or about August 18, 2002.

Option Grants in Last Fiscal Year

      The following table provides the specified information concerning options granted to the Named Executive Officers for the fiscal year ended October 31, 2003:

		Percentage of			Potential Realizable Value at
	Number of	Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees in	Price Per	Expiration
	Granted(1)	Fiscal 2003	Share(2)	Date	5%	10%

Patrick H. Nettles	450,000	2.03%	$4.53	11/19/2012	$1,282,002	$3,248,844
Gary B. Smith	700,000	3.15%	4.53	11/19/2012	1,994,225	5,053,757
Stephen B. Alexander	300,000	1.35%	4.53	11/19/2012	854,668	2,165,896
Steve W. Chaddick	250,000	1.13%	4.53	11/19/2012	712,223	1,804,913
Joseph R. Chinnici	300,000	1.35%	4.53	11/19/2012	854,668	2,165,896

(1)	Options vest and become exercisable 25% on the last day of the month in which the first anniversary of the grant occurs and 2.084% per month thereafter.

(2)	Options were granted at exercise prices equal to the fair market value of the Corporation’s Common Stock at the close of business on the trading day prior to the date of grant. The exercise price is to be paid in cash or the Corporation’s Common Stock.

(3)	The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation of 5% and 10% from the date of grant to the date of expiration of such options. These assumptions are not intended to forecast future appreciation of the Corporation’s stock price. The Corporation’s stock price may increase or decrease in value over the time period set forth above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides the specified information concerning option exercises in the last fiscal year and unexercised options held as of October 31, 2003 by the Named Executive Officers. As indicated in the footnotes to the table, during fiscal 2003 some of the Named Executive Officers voluntarily submitted for cancellation certain options with exercise prices significantly above the current price of the Corporation’s Common Stock.

			Securities Underlying		Value of Unexercised
			Unexercised Options at		in-the-Money Options at
	Shares		10/31/2003 (2)		10/31/2003 (3)
	Acquired on	Value
	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Patrick H. Nettles	—	$—	2,092,604	590,196	$9,205,000	$846,000
Gary B. Smith	—	—	869,835	1,420,089	5,933	1,316,000
Stephen B. Alexander	—	—	405,446	642,204	252,743	564,000
Steve W. Chaddick	16,950	70,682	688,238	498,887	1,435,586	470,000
Joseph R. Chinnici	—	—	575,232	543,568	1,787,408	564,000

(1)	Calculated on the basis of the fair market value of the purchased shares on the exercise date, less the aggregate exercise price.

(2)	In fiscal 2003, the following Named Executive Officers voluntarily cancelled out-of-the-money options to purchase the aggregate number of shares of Common Stock set forth below:

• Dr. Nettles	328,125
• Mr. Smith	665,625
• Mr. Alexander	375,000
• Mr. Chaddick	281,250
• Mr. Chinnici	131,250

(3)	Calculated on the basis of the fair market value of the underlying Common Stock as of October 31, 2003 of $6.41 per share, less the aggregate exercise price.

Accounting for Options

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation.” SFAS No. 123 allows companies to account for stock-based compensation either under the provisions of SFAS No. 123 or using the intrinsic value method provided by Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees.” If a company adopts the latter option, it is required to make pro forma disclosure in the footnotes to the financial statements using the measurement provisions of SFAS No. 123.

      In light of the current debate about the appropriate accounting treatment of employee stock options, the Corporation has reviewed the desirability of continuing to follow APB No. 25, thus not recognizing an expense at the time options are granted. While the Corporation does not object in principle to recognizing a compensation expense at the time it grants a stock option, it believes that, at the current time, there does not exist a reliable, objective, and well-understood means of valuing options at the time they are granted. The most widely-used valuation methods require assumptions about stock price volatility and the effective life of a stock option. The value determined using these methods tends to be highly sensitive to these assumptions and can vary significantly depending on the assumptions made. Consequently these methods are particularly questionable in the case of companies like the Corporation that have volatile stock prices and a limited history on which to base the assumptions.

      Accordingly, until the Financial Accounting Standards Board or the SEC has promulgated clearer rules than now exist governing the proper method of expensing options and valuing options issued under equity compensation plans, the Corporation has determined to continue to account for its stock-based compensation in accordance with the provisions of APB No. 25 as interpreted by FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB Opinion No. 25,” and to present the pro forma disclosures required by SFAS No. 123.

Equity Compensation Plan Information

      The following table provides information as of October 31, 2003 with respect to the shares of the Corporation’s Common Stock that may be issued under the Corporation’s existing equity compensation plans.

	(A)	(B)	(C)
	Number of securities to be		Number of securities remaining
	issued upon exercise of	Weighted-average exercise	available for future issuance under
	outstanding options,	price of outstanding	equity compensation plans (excluding
Plan category	warrants and rights	options, warrants and rights	securities reflected in Column (A))

Equity compensation plans approved by security holders(1)	21,640,310	$9.37	71,808,357	(2)(3)
Equity compensation plans not approved by security holders(4)	27,217,760	10.67	29,949,633	(5)

Total	48,858,070	$10.10	101,757,990

(1)	Consists of the following equity compensation plans:

•	1994 Third Amended and Restated Stock Option Plan (the “1994 Plan”);

•	1996 Outside Directors Stock Option Plan;

•	2000 Equity Incentive Plan (the “2000 Plan”);

•	2003 Employee Stock Purchase Plan; and

•	equity compensation plans assumed by the Corporation in connection with its merger with ONI Systems Corp., including, ONI 1999 Equity Incentive Plan, ONI 1998 Equity Incentive Plan and ONI 1997 Stock Option Plan (“ONI Plans”).

(2)	The 1994 Plan incorporates an evergreen formula pursuant to which, on the last day of each of the Corporation’s fiscal years (through fiscal 2004), the number of shares available for future issuance under the 1994 Plan automatically increases by 0.75% of the total number of shares of the Corporation’s Common Stock then outstanding. The 2000 Plan incorporates an evergreen provision pursuant to which, on January 1 of each year, the aggregate number of shares reserved for issuance under the plan automatically increases by 5% of the total number of shares of the Corporation’s Common Stock outstanding on December 31 of the preceding year, unless the Compensation Committee determines to reduce the increase in that year. By action of the Compensation Committee, the amount of the increase on January 1, 2004 was 2% of the Corporation’s issued and outstanding shares or 9,464,297.

(3)	There are no shares available for future issuance under the ONI Plans. However, any shares subject to options or other awards under the ONI Plans that are forfeited upon cancellation of the option or award become available for grant and issuance under the 2000 Plan.

(4)	Consists of the following equity compensation plans:

•	1999 Non-Officer Stock Option Plan; and

•	equity compensation plans assumed by the Corporation in connection with mergers or acquisitions and under which the Corporation does not intend to grant options or other awards in the future, including the Cyras Systems, Inc. 1998 Stock Plan (the “Cyras Plan”), the Omnia Communications, Inc. 1997 Stock Plan, the Lightera Networks, Inc. 1998 Stock Plan and the WaveSmith 2000 Stock Option and Incentive Plan (collectively, the “Assumed Plans”).

(5)	Excludes 2,268,905 shares available for future issuance under the Assumed Plans as of October 31, 2003.

          1999 Non-Officer Stock Option Plan

      The Board of Directors approved the 1999 Non-Officer Stock Option Plan (the “1999 Plan”) on August 18, 1999. The 1999 Plan has not been submitted to the Corporation’s stockholders for approval. The Compensation Committee of the Board of Directors administers the 1999 Plan.

      A total of 57,175,278 shares of Common Stock are reserved for issuance under the 1999 Plan. Shares issued under the 1999 Plan again become available for issuance if an option granted under the plan is cancelled for any reason prior to exercise or vesting in full. As of October 31, 2003, options to purchase 26,029,311 shares of the Corporation’s Common Stock were outstanding under the 1999 Plan and 29,949,633 shares of Common Stock remained available for future issuance under the 1999 Plan. The weighted-average exercise price of the outstanding options was $11.00 per share.

      The 1999 Plan authorizes the grant of options to purchase the Corporation’s Common Stock to full-time employees and other individuals, as determined by the Compensation Committee. However, the Corporation’s executive officers and directors cannot be granted options under the 1999 Plan. The exercise price of options granted under the 1999 Plan must be at least 85% of the fair market value of the Corporation’s Common Stock on the date of grant.

      Each option will vest and become exercisable in installments over the option holder’s period of service with the Corporation, as determined by the Compensation Committee.

      Options granted under the 1999 Plan will become exercisable on an accelerated basis in the event that the Corporation is acquired and the options are not assumed or replaced by the acquiring entity.

      The Compensation Committee may amend, suspend or terminate the 1999 Plan at any time. However, any amendment, suspension or termination of the 1999 Plan may not alter or impair the rights of an option holder without his or her consent.

Employment Agreements and Change-in-Control Arrangements

      In April 1994, the Corporation entered into an employment agreement with Dr. Nettles. The employment agreement specifies that Dr. Nettles is an employee at will. In the event that he is terminated without cause, as defined in the employment agreement, he will receive a severance payment equal to his monthly base salary until the earlier of the expiration of six months or the commencement of employment with a person or entity other than the Corporation.

      The Corporation has also entered into transfer of control/severance agreements with all of its executive officers, including Dr. Nettles and Messrs. Smith, Alexander, Chaddick, and Chinnici. The agreements generally provide for the continuation of payment of up to one year of salary and bonus in the event that the officer’s employment is terminated without cause within one year following a change in control of the Corporation. The agreements also provide that, in case of such a termination, the vesting of stock options held by the officer will be accelerated for up to one year. The agreement with Mr. Smith provides that, in the event that his employment is terminated without cause within one year following a change in control of the Corporation, he is entitled to a payment of the greater of $3,000,000 or three times his then current base salary and bonus, as well as immediate vesting of all of his unvested options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Compensation Policy and Practices

      The Committee has established a compensation policy and standard practices to guide it in the performance of its responsibilities. Although, as described below, for the last two years the Committee has departed somewhat from its normal compensation practices, it continues to adhere to them to the extent appropriate in light of the Corporation’s circumstances.

          General

      As a general matter, the Committee seeks to formulate compensation plans that take into account both the Corporation’s long- and short-term interests, which it believes will increase stockholder value over the long term. The Committee has built compensation plans, for both executive officers and the majority of the Corporation’s salaried workforce, around three principal elements: a base salary, quarterly bonuses that depend on performance, and equity-based long-term incentive compensation.

      In establishing the compensation of the Executive Chairman and the Chief Executive Officer and reviewing the proposed compensation for the other executive officers, the Committee considers, for each officer, the value of his or her role to the Corporation, the contribution he or she makes to the Corporation in that role, and the quality of his or her individual performance. The Committee also reviews market survey data for executive officers in comparable companies with which the Corporation is most likely to compete for executive talent, generally seeking to set the total compensation for each position within the range of the 50th to the 75th percentile of compensation for the same positions in this group of companies. The Committee often uses the services of an outside compensation consultant.

          Bonus Program

      Although the Corporation suspended its bonus program for fiscal 2002 and 2003, generally, executive officers are eligible under the Corporation’s bonus program to receive quarterly bonus payments that are dependent on the success of the Corporation in achieving performance objectives established by the Committee. The purpose of the bonus plan is to reward eligible officers for success in achieving predetermined objectives, usually tied to the Corporation’s financial performance. Under the bonus plan, the Committee establishes quarterly corporate objectives. If the Committee determines that the objectives have been met for a particular quarter or that there are reasons to waive some aspect of the objectives that was not met, the Corporation pays bonuses to the executive officers in amounts representing a predetermined percentage of his or her base salary for the quarter, with the exact percentage based on the particular officer’s position and responsibilities as viewed by the Committee. Under normal circumstances, the Chief Executive Officer has been eligible for a bonus of up to 100% of base salary; the Chief Financial Officer, up to 75% of base salary; and the remaining senior executives, up to 50% of base salary.

          Long-Term Incentive Compensation

      The Committee believes that long-term incentive compensation performs an essential role in attracting and retaining both senior executives and other employees and providing them long-term incentives to maximize stockholder value. Historically, CIENA has relied primarily on stock options for its long-term incentive program. A stock option becomes valuable only if the Corporation’s stock price increases above the option exercise price and the holder of the option remains employed for the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by the Corporation. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to maximize stockholder value.

      As described below, the Committee has determined to begin to use restricted stock awards as part of the long-term incentive compensation program for some executive officers. It treats restricted stock as a substitute for a portion of the options the Committee would otherwise have granted, as a general rule treating one share of restricted stock as roughly equivalent to an option to purchase four shares.

      The Committee has considered using performance-based vesting criteria for grants to senior executives of options and restricted stock. Because of the Corporation’s current situation, however, the Committee believes that it would be difficult, if not impossible, to establish appropriate vesting criteria. The Committee plans to revisit this issue as the Corporation’s business evolves. In the meantime, as a general rule, the Committee provides that options and restricted stock vest over four years.

      The Corporation’s equity-based compensation program consists primarily of four plans:

•	the 1994 Third Amended and Restated Stock Option Plan, a plan under which executive officers, key employees and non-employee directors may be granted options;

•	the 1999 Non-Officer Stock Option Plan, a broad-based plan under which options may be granted to all employees other than executive officers;

•	the CIENA Corporation 2000 Equity Incentive Plan, a plan under which executive officers, key employees and non-employee directors may be granted options; and

•	the 1996 Outside Directors Stock Option Plan, a plan that provides for automatic grants to non-employee directors.

      There are also options outstanding under various plans originally established by companies that the Corporation has acquired but under which the Corporation cannot or does not intend to grant options or other awards in the future.

      The Committee normally makes regular semi-annual grants to employees in amounts based on their level within the organization as adjusted for performance. The Committee regularly reviews the amounts of these grants against survey data provided by compensation consultants to assure that they remain competitive with practices of comparable companies. The Corporation also routinely makes grants to new employees, in connection with promotions, and to reward exceptional performance. The Committee authorized a semi-annual grant to employees and executive officers at the beginning of fiscal 2004 and contemplates making another grant during the third quarter. In general, the Committee’s goal is to keep the total number of shares of Common Stock covered by net new option grants to approximately 2.25% of the total shares of Common Stock outstanding. “Net new option grants” means new grants during the fiscal year reduced by existing options that expire or are forfeited.

Significant Compensation Decisions

      The severe economic conditions confronting the telecommunications industry have continued to affect the practices of the Compensation Committee. The Committee’s compensation decisions have continued to be guided by an effort to conserve the Corporation’s cash while still providing adequate incentives to officers and employees in a difficult business climate.

          Salary

      Acting on the recommendation of management, the Committee approved keeping the salaries of the Corporation’s executive officers unchanged (except in cases of promotions or changes of responsibility) for fiscal years 2002 and 2003. At its meeting in October 2003, the Committee approved the recommendation of management that employee salaries, including the salaries of executive officers, should generally remain unchanged in fiscal 2004.

          Bonus Program

      The Committee, again acting on the recommendation of management, suspended the Corporation’s bonus program (with the exception of certain bonuses paid to employees based outside the United States) in fiscal 2002 and continued that suspension during fiscal 2003, with the result that the Corporation paid no bonuses under the program during this period. In considering the Corporation’s bonus plan for fiscal 2004, the Committee was concerned about retention of key employees because most had received no salary increases or bonuses for two years and would again receive no increases for fiscal 2004. Consequently, the Committee determined to reinstate the corporate bonus program for the first two quarters of fiscal 2004, but at a level of only 25% of the target bonus for which officers and employees would otherwise be eligible. The Committee agreed that it would reconsider the bonus program later in the year to determine whether the Corporation’s performance would justify increasing target bonus levels or making other modifications.

          Equity Compensation of Executive Officers in Fiscal 2003

      In November 2002, the Corporation completed an option exchange offer intended to offset partially the lack of pay increases and bonuses to non-executive employees. Under the terms of the offer most of the Corporation’s employees were given the opportunity to exchange existing out-of-the-money stock options for new stock options on the basis of one new option share for every two option shares tendered. The Corporation’s executive officers were not eligible to participate in this program. After a thorough review of their compensation packages, in November 2002, the Committee determined to make grants of supplemental stock options to the executive officers who were not eligible to participate in the option exchange program. In determining the amounts of the supplemental grants to executives, the Committee assessed the performance of each individual, the value of his or her role to the Corporation, and the contribution made by the individual in that role.

          Equity Compensation of Executive Officers in Fiscal 2004

      During fiscal 2003, the Committee undertook a comprehensive review of long-term incentive compensation for the Corporation’s executive officers, retaining an independent consultant to assist it with this review. In particular, the Committee examined the role of equity-based incentives, including stock options and restricted stock. It reviewed the Corporation’s existing practices and compared them with industry trends and with the practices of similar companies. It took note of the value of equity-based compensation in incentivizing and retaining officers and employees.

      At its October 2003 meeting, the Committee received and discussed the consultant’s report on the Corporation’s compensation practices, including its general recommendations related to both cash compensation and long-term incentive compensation. The Committee determined that, for long-term incentive compensation, it appeared desirable to move from relying exclusively on stock options to using a combination of options and restricted stock awards to compensate the Corporation’s senior management. It asked

Mr. Smith, with the assistance of the Committee’s consultant, to prepare specific recommendations for awards.

      At a special meeting on December 2, 2003, the Committee received and discussed a report from its consultant on long-term incentive compensation for the Executive Chairman and the CEO. It also received and discussed preliminary recommendations on an approach to long-term incentive compensation for the eleven senior executives who report to the CEO and make up the “Executive Leadership Team,” as well as twelve other key executives. At its regular meeting on December 9, 2003, the Committee considered and approved specific recommendations as to grants of options and restricted stock units to these individuals. A restricted stock unit is a right to receive a share of the Corporation’s Common Stock when the unit vests or, if the holder elects to defer receipt, at a later date determined by the holder. The restricted stock units granted by the Compensation Committee in December 2003 vest in equal installments on the second, third and fourth anniversaries of the grant date.

          Executive Chairman Compensation

      In fiscal 2002, at his request, the Committee reduced Dr. Nettles’ base salary from $700,000 to $300,000. At its regular meeting in October 2003, relying in part on a report and recommendations from its independent consultant, the Committee determined to continue Dr. Nettles’ salary at $300,000. For the reasons described above, Dr. Nettles did not receive a bonus during fiscal 2003 under the Corporation’s bonus program. He will not be eligible to participate in the bonus program during fiscal 2004.

      Dr. Nettles was not granted any stock options in fiscal 2002. At its November 2002 meeting, the Committee determined to grant Dr. Nettles a supplemental option to purchase 450,000 shares of Common Stock, with an exercise price of $4.53 as part of a broader program of grants to senior executives who had not been eligible to participate in the Corporation’s option exchange program and whom the Committee believed did not have adequate long-term incentives. In May 2003, Dr. Nettles voluntarily cancelled out-of-the money options to purchase an aggregate of 328,125 shares.

      At its December 2003 meeting, at the conclusion of the process described above, the Committee determined to grant Dr. Nettles an option to purchase 300,000 shares of stock, vesting in equal annual installments over three years. In considering the form and amount of these grants, the Committee reviewed his performance, and took particular cognizance of the critical role he is playing in the Corporation at this difficult time in its history and the importance of providing him with sufficient incentives to remain with the Corporation and carry on the work necessary to return it to profitability.

          Chief Executive Officer Compensation

      At its meeting in October 2003, relying in part on a report and recommendations from its independent consultant, the Committee determined to continue Mr. Smith’s salary at $650,000 during fiscal 2004, the same as it had been for the prior two fiscal years. For the reasons set forth above, Mr. Smith did not receive a bonus during fiscal 2003 under the Corporation’s bonus program. He will be eligible to participate in the bonus program during fiscal 2004 at the reduced rate described above.

      At its November 2002 meeting, the Committee determined to grant Mr. Smith a supplemental option to purchase 700,000 shares of Common Stock, with an exercise price of $4.53 as part of a broader program of grants to senior executives who had not been eligible to participate in the Corporation’s option exchange program and whom the Committee believed did not have adequate long-term incentives. In May 2003, Mr. Smith voluntarily cancelled out-of-the money options to purchase an aggregate of 665,625 shares.

      At its December 2003 meeting, at the conclusion of the process described above, the Committee determined to grant Mr. Smith an option to purchase 230,000 shares of stock, vesting over four years, and 60,000 restricted stock units. In determining the form and amount of these grants, the Committee reviewed his performance, and took particular cognizance of the critical role he is playing in the Corporation at this difficult time in its history and the importance of providing him with sufficient incentives to remain with the Corporation and carry on the work necessary to return it to profitability.

Income Tax Considerations

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the five most highly compensated executive officers. “Performance-based” compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The Corporation’s Third Amended and Restated 1994 Stock Option Plan (the “1994 Plan”) and the CIENA Corporation 2000 Equity Incentive Plan were structured to qualify as “performance-based” and to satisfy the stockholder approval and outside director administration requirements of Section 162(m). In addition, all of the members of the Compensation Committee qualify as “outside directors.” Accordingly, compensation awarded by the Committee to the Named Executive Officers under the 1994 Plan or the 2000 Plan is intended to be deductible under Section 162(m). The Compensation Committee intends to structure performance-based compensation in the form of stock option grants or restricted stock to executive officers who may be subject to Section 162(m) in a manner that satisfies the requirements of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Corporation.

Submitted by the members of the Compensation Committee: Judith O’Brien (Chair) Harvey B. Cash Don H. Davis Gerald Taylor

Compensation Committee Interlocks and Insider Participation

      Messrs. Cash, Davis and Taylor and Ms. O’Brien were not at any time during fiscal 2003, or at any other time, an officer or employee of the Corporation. During fiscal 2003, no member of the Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Corporation served.

AUDIT COMMITTEE REPORT

      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

      The Audit Committee met with management periodically during fiscal 2003 to consider the adequacy of the Corporation’s internal controls, and discussed these matters with the Corporation’s independent auditors, PricewaterhouseCoopers LLP, and with appropriate Corporation financial personnel. The Committee also discussed with senior management and PricewaterhouseCoopers LLP the Corporation’s disclosure controls and procedures and the certifications by the Corporation’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the recently enacted Sarbanes-Oxley Act of 2002 for certain of the Corporation’s filings with the Securities and Exchange Commission. The Committee has established a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. It has also formulated various accounting policies and communicated them to financial and management personnel.

      The Audit Committee has reviewed and discussed the Corporation’s audited financial statements for fiscal 2003 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1,

Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2003 be included in the Corporation’s Annual Report on Form 10-K for fiscal 2003 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee: John R. Dillon (Chair) Stephen P. Bradley, Ph.D. Lawton W. Fitt

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Corporation has selected PricewaterhouseCoopers LLP (“PwC”) as the Corporation’s principal accountant for the 2004 fiscal year. PwC was the Corporation’s principal accountant for fiscal 2003. Representatives of PwC are expected to be present at the 2004 Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      In making its recommendation to the Board of Directors to select PwC as the Corporation’s independent accountants for fiscal 2004, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC.

      The following table shows the fees that were billed to the Corporation by PwC for professional services rendered for the fiscal years ended October 31, 2003 and October 31, 2002.

Fee Category	2003	2002

Audit Fees	$655,000	$572,000
Audit-Related Fees	62,000	321,000
Tax Fees	555,000	709,000
All Other Fees	166,000	66,000

Total Fees	$1,438,000	$1,668,000

Audit Fees

      This category includes fees for the audit of the Corporation’s annual financial statements, review of financial statements included in the Corporation’s quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

      This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and are not included above under “Audit Fees.” These services include accounting advice and audit services in connection with acquisitions.

Tax Fees

      This category includes fees for tax compliance, tax advice, and tax planning. These services include tax return preparation, expatriate tax services and international VAT tax planning.

All Other Fees

      This category includes fees for products and services provided by PwC that are not included in the services reported above. These services include Sarbanes-Oxley Act related services and consulting services.

Pre-Approval of Services

      The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Corporation’s independent accountants. For audit services (including statutory audit engagements as required under local country laws), each year the independent auditor provides the Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Committee before the audit commences. The independent auditor also submits an audit services fee proposal, which also must be approved by the Committee before the audit commences.

      Each year, management also submits to the Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. Management and the independent auditor must each confirm to the Committee that the performance of the non-audit services on the list would not compromise the independence of the auditor and would be permissible under all applicable legal requirements. The Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. The management and the independent auditor report to the Committee at each of its regular meetings as to the non-audit services actually provided by the independent auditor and the approximate fees incurred by the Company for those services.

      To ensure prompt handling of unexpected matters, the Committee has authorized its Chairman to amend or modify the list of approved permissible non-audit services and fees. If the Chairman exercises this delegation of authority, he reports the action taken to the Committee at its next regular meeting. All audit and permissible non-audit services provided by PwC to the Corporation for the fiscal years ended October 31, 2003 and October 31, 2002 were pre-approved by the Audit Committee.

STOCK PERFORMANCE GRAPH

      The following graph shows a comparison of cumulative total returns for an investment in the Common Stock of the Corporation, the NASDAQ Telecommunications Index and the S&P 500 Index from October 31, 1998 to October 31, 2003. This graph is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the Exchange Act.

Assumes $100 invested in CIENA Corporation, NASDAQ Telecom Index and S&P 500 on October 31, 1998 with all dividends reinvested at month-end.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      All stockholder proposals intended to be presented at the 2005 Annual Meeting of the Corporation must be received by the Corporation not later than September 29, 2004 and must otherwise comply with the rules of the SEC for inclusion in the Corporation’s proxy statement and form of proxy relating to that meeting. Proposals should be delivered to CIENA Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

      Except in the case of proposals made in accordance with Rule 14a-8, stockholders intending to bring any business before an annual meeting of stockholders must deliver written notice thereof to the Secretary of the Corporation not less than 45 days prior to the anniversary of the date on which the Corporation first mailed its proxy materials for its immediately preceding annual meeting of stockholders. The deadline for matters sought to be presented at the 2005 Annual Meeting is December 13, 2004. If a stockholder gives notice of such a proposal after the December 13, 2004 deadline, the Corporation’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Corporation’s 2005 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934, as amended, requires the Corporation’s directors and officers, and persons who own more than 10% of the Corporation’s Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

      Based solely on the Corporation’s review of the copies of such forms furnished to the Corporation and written representations from the Corporation’s executive officers and directors, the Corporation believes that the following Section 16(a) filing requirements were not met:

•	Arthur Smith, Nicholas Jeffery, Edward Ogonek and Robert O’Neil each filed a late Form 3, following promotions to executive officer positions, reporting beneficial ownership of the Corporation’s Common Stock.

•	Dr. Nettles, Professor Bradley, Messrs. Cash, Davis, Dillon, Taylor and Chinnici, and Mses. Fitt and O’Brien each filed a late Form 4, each reporting one transaction.

•	Mr. O’Neil filed two late Form 4s, each reporting one transaction.

ANNUAL REPORT ON FORM 10-K

      The Corporation will mail without charge, upon written request, a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003, excluding exhibits. Please send a written request to Investor Relations, CIENA Corporation, 1201 Winterson Road, Linthicum, Maryland, 21090, or complete the request form on the Corporation’s website at www.ciena.com.

OTHER MATTERS

      Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the Corporation’s form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Corporation.

By Order of the Board of Directors

Russell B. Stevenson, Jr.
Secretary

CIE-PS-04

PROXY

CIENA CORPORATION
Proxy Solicited on behalf of the Board of Directors
Annual Meeting of Stockholders to be held March 10, 2004

        The undersigned hereby appoints Gary B. Smith, Joseph R. Chinnici and Russell B. Stevenson, Jr., or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of CIENA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held March 10, 2004, or any adjournment thereof, as follows:

1.	Election of Three Directors by all Stockholders

| | FOR all nominees listed below except as marked to the contrary	| | WITHHOLD AUTHORITY to vote for all nominees listed below

Patrick H. Nettles	John R. Dillon	Lawton W. Fitt

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below):

        The Board of Directors recommends a vote “FOR” the election of the Directors listed above.

        THIS PROXY WILL BE VOTED AS INDICATED, BUT IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1.

        PLACE AN “X” HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE MEETING. |_| Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate:

Signature of holder	Signature of co-holder (if any)	Date